Exhibit 10.1

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT BETWEEN

CIFC DIRECT LENDING EVERGREEN FUND LP

AND

CIFC Private Credit Management LLC

THIS AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT is made as of February 9, 2026, by and between CIFC Direct Lending Evergreen Fund LP, a Delaware limited partnership (such limited partnership and any successor entity, the “Fund”), and CIFC Private Credit Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a Delaware limited partnership that may in the future convert by operation of law to a Delaware statutory trust and elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”) (such election, together with any accompanying restructuring of the Fund, the “BDC Conversion”);

WHEREAS, the Fund and the Adviser entered into that certain Investment Advisory Agreement dated as of January 10, 2025 (the “Original Investment Advisory Agreement”); and

WHEREAS, the Fund and the Adviser desire to amend and restate to the Original Investment Advisory Agreement in its entirety, as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree to amend and restate the Original Investment Advisory Agreement in its entirety as follows:

1.
Definitions.

Capitalized terms used herein without definition shall have the same meaning as set forth in the Amended and Restated Limited Partnership Agreement of the Fund (the “Fund Agreement”), and the Fund’s Confidential Private Placement Memorandum (the “Memorandum”), each as may be amended, or supplemented, as applicable, from time to time.

2.
Duties of the Adviser.
(a)
The Fund hereby engages the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Fund’s general partner (the “General Partner”) (or, following the BDC Conversion, the board of trustees of the Fund (the “Board of Trustees”)), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Memorandum, and, following the BDC Conversion, in any registration statements or reports filed by the Fund with the Securities and Exchange Commission (the “SEC”); (ii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund’s organizational documents, as the same may be amended or superseded from time to time; and (iii) following the BDC Conversion, the Adviser will manage the assets of the Fund in accordance with the Investment Company Act and such policies and instructions as the Board of Trustees may establish. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, source, research, evaluate and negotiate the structure of the investments made by the Fund; (iii) close and monitor the Fund’s investments; (iv) determine the securities and other assets that the Fund will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies;

and (vi) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Fund and its portfolio companies, as required. The Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to directly or indirectly (including through any subsidiary of the Fund (a “Subsidiary”)) acquire debt financing, the Adviser will arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the General Partner (or, following the BDC Conversion, the Board of Trustees). If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act following the BDC Conversion). The authority of the Adviser conferred pursuant to this Agreement shall apply equally in respect of any controlled Subsidiary of the Fund.
(b)
The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein.
(c)
The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject to the oversight of the Adviser and the Fund. The Adviser shall be responsible for any compensation payable to any Sub-Adviser. Nothing in this subsection 2(c) will obligate the Adviser to pay any expenses that are the expenses of the Fund under Section 3 hereof. Following the BDC Conversion, any sub-advisory agreement entered into by the Adviser shall be subject to approval by the Board of Trustees as required by Section 15 of the Investment Company Act and shall otherwise be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.
(d)
The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
(e)
Following the BDC Conversion, the Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Fund’s portfolio transactions and shall render to the Fund’s Board of Trustees such periodic and special reports as the Board of Trustees may reasonably request. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and will surrender promptly to the Fund any such records upon the Fund’s request, provided that the Adviser may retain a copy of such records.
3.
Fund’s Responsibilities and Expenses Payable by the Fund.
(a)
All personnel of the Adviser, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services will be provided and paid for by the Adviser and not by the Fund, except as provided below.

(b)
The Fund shall pay such costs and expenses (in addition to the organizational costs as the Adviser or the General Partner (or, following the BDC Conversion, the Board of Trustees), as applicable, shall reasonably determine to be necessary, appropriate, advisable or convenient to carry on the businesses, purposes and activities for which the Fund was formed (“Fund Expenses”) (and shall reimburse the General Partner, the Adviser and their respective Affiliates for any such costs and expenses incurred by them on behalf of the Fund). The Adviser may also cause the Fund to make Capital Contributions or advances to any of its Subsidiaries relating to the similar costs and expenses of any such Subsidiary. Fund Expenses may include, but are not limited to (with respect to the Fund and any Subsidiary, as applicable): Base Management Fees and Incentive Fees; expenses that the Adviser reasonably determines to be related to the elevation, acquisition, financing, holding, restructuring, hedging or recapitalization and disposition of loans and other assets owned by the Fund, including indirectly through one or more Subsidiaries (each, a “Fund Asset” and collectively, “Fund Assets”) (including temporary investments and investments that are not consummated), including custodial fees and/or expenses, appraisal fees, legal and regulatory compliance and consulting fees, administrative appraisal and third party valuation expenses, and investment banking, consulting, information services, bank service fees, and fees and expenses related to the Independent Client Representative; costs related to borrowings or other indebtedness incurred by the Fund or any such Subsidiary, including borrowings by the Fund from any Partner and interest and fees; loan administration costs; external legal expenses relating to the Fund’s activities and operations; the organizational costs of any Subsidiary; expenses incurred in connection with any amendments to the Fund Agreement or other Fund documents, including the Fund Memorandum, this Agreement, the Fund’s subscription agreement, and similar or related documents for the Fund (the “Fund Documents”); third-party professional fees (including, without limitation, expenses of consultants and experts); research expenses (including, without limitation, systems, software, hardware and other services used in connection with the investment activities of the Fund, including market related data, subscriptions and related travel), pricing and valuation services, portfolio management services (e.g., WSO and Black Mountain) prior to the BDC Conversion; any costs of software licenses and any accounting software packages; external accounting and investor reporting expenses; auditing, accounting and tax preparation expenses, including any expenses related to the Fund’s tax reporting compliance obligations; tax expenses, including taxes imposed on the Fund (to the extent not attributable to a Partner, as determined by the General Partner); fees and expenses incurred in connection with any tax audit, investigation, settlement or review by any taxing authority, including any related administrative settlement and judicial review; administrative and regulatory costs and expenses including, without limitation, the cost of the Administrator (as defined below) and the cost of a chief compliance officer, a chief financial officer, an anti-money laundering compliance officer, a money laundering reporting officer and a deputy money laundering reporting officer; insurance expenses (including those relating to directors and officers insurance, employment practices liability insurance and errors and omissions insurance which provide insurance coverage to the employees of the Adviser and the General Partner); the costs of meetings with applicable limited partners or shareholders of the Fund and expenses associated with such meetings; extraordinary expenses (i.e., litigation costs or damages, workout and restructuring expenses, and indemnification obligations, etc.); costs of winding up and liquidating the Fund; costs associated with the BDC Conversion and ensuring compliance with the applicable BDC requirements and requirements of regulated investment companies (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”), including, but not limited to, costs incurred in connection with the organization of, and transfer of assets to, a private investment vehicle and all other expenses incurred in connection with effecting the BDC Conversion; other expenses associated with the operation of the Fund and its investment activities, including extraordinary expenses such as litigation, workout and restructuring and indemnification expenses, if any; and any other fee, cost, expense or liability determined by the General Partner (or, following the BDC Conversion, the Board of Trustees) or the Adviser to be related to the affairs of the Fund. For the avoidance of doubt, the Fund will also bear its allocable share (based on invested capital) of any of the expenses listed above incurred by any Subsidiary. The Fund may purchase and maintain insurance for the benefit of Covered Persons and others against liabilities incurred in connection with the discharge of their functions in relation to the Fund. “Covered Persons” refers to the General Partner, the Adviser, their respective Affiliates or the members, directors, officers, partners, shareholders, employees, agents (including the Administrator) and representatives thereof.

(c)
Following the BDC Conversion, the Fund will also be responsible for the costs of the offering of common shares and other securities, including, but not limited to, all expenses incurred in connection with an IPO; costs and expenses relating to distributions paid to investors; costs of effecting sales and repurchases of the Fund’s securities; allocated costs incurred by the Adviser or its affiliate in providing managerial assistance to those companies in which the Fund has invested who request it; transfer agent fees; fees and expenses paid to the Fund’s independent trustees (including expenses and costs related to meetings of the independent trustees); costs of preparing and filing reports with the SEC and other Fund reporting and compliance costs, including registration and listing fees; the Fund’s allocable portion of the fidelity bond; the costs of reports, proxy statements or other notices to investors, including printing and mailing costs; the costs of any shareholders’ meetings and communications; expenses payable under any underwriting agreement, including associated fees, expenses and any indemnification obligations; and all other expenses incurred by the Fund in connection with maintaining its status as a BDC. In addition, the Fund will reimburse the Adviser or its Affiliates, as applicable, for all costs and expenses incurred in connection with administering the Fund’s business including out of pocket expenses (including travel, lodging and meals), the Fund’s allocable portion of the Adviser’s or any affiliated Administrator’s (as defined below) overhead expenses in performing its obligations under this Agreement or any administration agreement with one or more Administrators (each, an “Administration Agreement”), as applicable, including rent and the allocable portion of the compensation paid by the Adviser or its Affiliates, as applicable, to the Fund’s Chief Compliance Officer and Chief Financial Officer and their respective staffs (based on the percentage of time such individuals devote, on an estimated basis, to the business affairs of the Fund), third-party software licensing, implementation, data management and recovery services and custom development costs.
(d)
To the extent that expenses to be borne by the Fund are paid by the Adviser and/or one or more administrators of the Fund (each, together with any successor thereto, an “Administrator”), the Fund will reimburse the Adviser and/or such Administrator(s), as applicable, for such expenses, it being understood that the administrative services contemplated by this Section 3 may be performed by the Adviser or any of its Affiliates, one or more third party Administrators, or a combination thereof.
4.
Compensation of the Adviser.

The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Fund may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer or waive all or a portion of its fees hereunder for a specified period of time.

(a)
Base Management Fee. The Fund will pay to the Adviser a quarterly management fee, payable in arrears as of the first Business Day of the calendar quarter immediately following the calendar quarter for which the Base Management Fee is calculated, at an annual rate of 0.75% of the average of the Fund’s total gross assets at the end of the two most recently completed quarters. For the Fund’s first calendar quarter, the Base Management Fee will be calculated based on the Fund’s total gross assets as of such quarter-end.
(b)
Incentive Fee. The Incentive Fee will consist of two components: an income-based incentive fee (the “Income-Based Incentive Fee”) and a capital gains-based incentive fee (the “Capital Gains-Based Incentive Fee”), that are independent of each other, with the result that one component may be payable even if the other is not.
(i)
Income-Based Incentive Fee. The portion of the Incentive Compensation that is based on the Fund’s income is based on Pre-Incentive Fee Net Investment Income Returns (as defined herein) of the Fund, expressed as a rate of return on the value of the Fund’s net assets at the end of the immediately preceding quarter, and is subject to a “hurdle rate” of return of 1.50% per quarter (6.0% annualized) as further described below.

The Fund will pay the Adviser the Income-Based Incentive Fee quarterly in arrears with respect to the Fund’s Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:

•
No incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.50%;
•
100% of the dollar amount of the Fund’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.7143% (6.8571% annualized). This portion of the Fund’s Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.7143%) is referred to as the “catch-up.” The “catch-up” is meant to provide the Adviser with approximately 12.5% of the Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.7143% in any calendar quarter; and
•
12.5% of the dollar amount of the Fund’s Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.7143% (6.8571% annualized). This reflects that once the hurdle rate is reached and the catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are allocated to the Adviser.

“Pre-Incentive Fee Net Investment Income Returns” shall mean interest income, dividend income and any other income accrued or earned by the Fund during the calendar quarter, minus the Fund’s operating expenses for the quarter (including Base Management Fee, expenses payable under any Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding Incentive Fee as well as any distribution and/or shareholder servicing fee attributable to a class of shares of the Fund (to the extent the Fund offers multiple classes of shares). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay in kind interest and zero-coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses and unrealized capital appreciation or depreciation. For purposes of computing the Fund’s Pre-Incentive Fee Net Investment Income, the calculation methodology will look through total return swaps as if the Fund owned the referenced assets directly. As a result, the Fund’s Pre-Incentive Fee Net Investment Income includes net interest, if any, associated with a derivative or swap, which is the difference between (a) the interest income and transaction fees related to the reference assets and (b) all interest and other expenses paid by the Fund to the derivative or swap counterparty.

(ii)
Capital Gains-Based Incentive Fee. The second part of the Incentive Fee is determined and payable in arrears as of the end of each calendar year in an amount equal to 12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with U.S. generally accepted accounting principles or any accounting rules.
5.
Covenants of the Adviser.
(a)
The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments, including, but not limited to, the Investment Advisers Act of 1940, as amended (the “Advisers Act”).
(b)
The Adviser further covenants that it will maintain its registration as an investment adviser under the Advisers Act at all times that the Adviser is required by applicable law or regulation to be registered.
6.
Independent Client Representative.

Prior to the BDC Conversion, the Fund shall retain one or more Independent Client Representatives selected by the Adviser and consented to or otherwise approved by the Limited Partners as set forth in the Fund Agreement. The Independent Client Representative shall not (a) be an Affiliate of the Fund, the General Partner, the Adviser or CIFC, be an officer or director of, general partner in, or manager or trustee of, or serve in a similar capacity with respect to, the Fund, the General Partner, the Adviser or any Affiliate thereof, and be a member of the immediate family of any thereof and (b) be involved in the daily management or control of the Fund, the General Partner, the Adviser or any Affiliate thereof. The Adviser will require the approval of the Independent Client Representative consistent with the Fund Agreement with respect to certain transactions that occur prior to the BDC Conversion.

7.
Limitations on the Activities of the Adviser.

The services of the Adviser to the Fund are not exclusive, and the Adviser and each of its Affiliates may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund and nothing in this Agreement shall limit or restrict the right of any member, manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law), provided that the foregoing shall be without prejudice to the obligations of the Adviser and its Affiliates pursuant to the Fund Agreement or any related agreement. So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Fund, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees, limited partners and/or stockholders of the Fund are or may become interested in the Adviser and its Affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its Affiliates are or may become similarly interested in the Fund as limited partners, stockholders or otherwise. Prior to the BDC Conversion, the Adviser shall obtain the Fund’s written consent by the Independent Client Representative on behalf of the Fund consistent with the Fund Agreement. In addition, prior to the BDC Conversion, (a) if the Adviser obtains the consent or approval of the Independent Client Representative or a

Majority-in-Interest of Limited Partners pursuant to the Fund Agreement or (b) if the Adviser elects, in its sole discretion, to consult with the Independent Client Representative (and is not expressly required under this Agreement or any other Fund Documents to obtain the consent thereto of a Majority-in-Interest of Limited Partners) or a Majority-in-Interest of Limited Partners with respect to a matter giving rise to a conflict of interest, and if the Independent Client Representative or a Majority-in-Interest of Limited Partners, as applicable, waives such conflict of interest or consents to the Fund or any Subsidiary, as applicable, entering into or otherwise undertaking the subject transaction or matter, or the Adviser acts in a manner, or pursuant to standards or procedures, approved by the Independent Client Representative or a Majority-in-Interest of Limited Partners with respect to any such conflict of interest, then, in any such case and to the fullest extent permitted by applicable law and absent fraud or willful misconduct in connection therewith, none of the Adviser or any of its Affiliates shall have any liability to the Fund or the Limited Partners for such actions in respect of such matter taken in good faith by any of them, including actions in the pursuit of their own interests, and such actions shall not constitute a breach of the Fund Documents or any other agreement contemplated herein or therein or of any duty or obligation of such Person at law or in equity or otherwise.

8.
Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a member, manager, partner, officer or employee of the Adviser or any of its Affiliates is or becomes a director, officer and/or employee of the Fund and acts as such in any business of the Fund, then such member, manager, partner, officer and/or employee of the Adviser or such Affiliate shall be deemed to be acting in such capacity solely for the Fund, and not as a member, manager, partner, officer or employee of the Adviser or such Affiliate or under the control or direction of the Adviser or the such Affiliate, even if paid by the Adviser or such Affiliate.

9.
Exculpation; Indemnification; Advancement of Expenses.
(a)
Subject to Section 9(i) of this Agreement, none of the Adviser, their Affiliates, any stockholder, partner, member (including a designated member), designated member representative, manager, director, officer, employee, shared personnel, representative, consultant or agent of any of the foregoing (each, an “Adviser Party”), nor any Subsidiary, shall be liable for monetary or other damages to the Fund for such Adviser Party’s good faith reliance on the provisions of this Agreement or for losses sustained or liabilities incurred by the Fund or any Subsidiary as a result of: (A) errors in judgment on the part of such Adviser Party or of any act or omission of such Adviser Party, if such Adviser Party (1) acted (or omitted to act) without gross negligence, willful misconduct or bad faith, (2) did not commit a violation of the securities laws of any applicable jurisdiction that had a material adverse effect on the Fund, (3) did not commit fraud or embezzlement or a felony involving moral turpitude or (4) in connection with such Adviser Party’s performance of its duties under this Agreement, did not act (or omit to act) in a manner that constituted a breach of this Agreement that had a material adverse effect on the Fund where such breach, if curable and any material adverse effect on the Fund has been eliminated and reversed, had not been cured within ninety (90) calendar days after discovery or notice of such breach by or to the Adviser; (B) errors in judgment on the part of any Person, or of any act or omission of any Person, selected to perform services for the Fund or any Subsidiary (including any general partner and/or investment adviser of and any other service provider to any thereof), provided that with respect to each Adviser Party, such Adviser Party acted without gross negligence, willful misconduct, fraud or bad faith in selecting such Person; (C) circumstances beyond such Adviser Party’s control, including the bankruptcy, insolvency or suspension of normal business activities of any obligor, lender, bank, brokerage firm or transfer agent securing, holding or funding the Fund’s assets, public health crises, or acts of God; or (D) failure of an Adviser Party to obtain the most favorable terms with respect to a transaction or class of transactions entered into on behalf of the Fund or a Subsidiary, or failure to recapture, directly or indirectly, any transaction costs therewith for the benefit of the Fund or any Subsidiary .

(b)
To the fullest extent permitted by law (including the U.S. Employee Retirement Income Security Act of 1974, as amended) and subject to Section 9(i) of this Agreement, the Fund will indemnify, defend and hold harmless each Adviser Party (for the purposes of this section, each an “Indemnitee”), from and against any and all Losses (as defined below), except to the extent that it is finally adjudicated by a court of competent jurisdiction or, in the case of an administrative or civil proceeding initiated by any governmental or self-regulatory authority with jurisdiction over the Indemnitee, by such authority, that such Losses were caused by such Indemnitee’s (A) Gross Negligence, willful misconduct or bad faith, (B) material violation of the securities laws of any applicable jurisdiction, (C) acts or omissions constituting fraud or embezzlement or a felony involving moral turpitude, or (D) acts or omissions in connection with such Indemnitee’s performance of its duties under this Agreement that constituted a breach of this Agreement that had a material adverse effect on the Fund where such breach, if curable and any material adverse effect on the Fund has been eliminated and reversed, had not been cured within ninety (90) days after discovery or notice of such breach by or to the Adviser. The Fund shall not be required to indemnify, defend and hold harmless (1) an Indemnitee for any Losses resulting from a claim, proceeding, judgment, order or settlement initiated against such Indemnitee by another Adviser Party or (2) any Adviser Party in its capacity as a Limited Partner. Such indemnification obligations will survive dissolution of the Fund.
(c)
Reasonable expenses incurred by an Indemnitee who is a party or witness in a proceeding shall be paid or reimbursed by the Fund in advance of the final disposition of the proceeding upon receipt by the Fund of (i) a written affirmation by such Indemnitee of such Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Fund, as authorized in this Section 9, has been met, (ii) a written undertaking by or on behalf of such Indemnitee to repay the amount paid or reimbursed if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified hereunder, and (iii) a determination by the General Partner that the standard of conduct necessary for indemnification by the Fund has been met; provided, that the Fund shall not advance expenses under this Section 9(c) where such a proceeding is against an Indemnitee as a party and is commenced by the Fund or a Majority-in-Interest of Limited Partners (calculated without regard to the Percentage Interests held by Affiliated Limited Partners). Unless it is determined that indemnification is not available to such Indemnitee under Section 9(b), the Indemnitee will be entitled to reimbursement of expenses at the conclusion of any such proceeding referenced in the proviso of the immediately preceding sentence.
(d)
The indemnification provided by this Section 9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise. With respect to acts and omissions committed or omitted by an Indemnitee while in its capacity as such, the indemnification provided by this Section 9 shall continue as to such Indemnitee where such Adviser Party has ceased to serve in such capacity and shall also be for the benefit of such Indemnitee’s successors. The indemnification provided by this Section 9 shall not be deemed to create any rights for the benefit of any other Persons. Notwithstanding the foregoing, this subsection (c) shall not be construed to entitle any Indemnitee to receive any amount under the provisions of this Section 9 in respect of any Losses paid or incurred by such Indemnitee to the extent that, after giving effect to the receipt of such amount and the receipt by such Indemnitee of any other payments in respect of such Losses, from whatever source or sources, such Indemnitee shall have recovered an aggregate amount in excess of such Losses.
(e)
The Fund may purchase and maintain insurance, on behalf of any one or more Indemnitees against any liability that may be asserted against or expenses that may be incurred by them in connection with the activities of the Fund, regardless of whether the Fund would have the power to indemnify any such Indemnitee against such liability under the provisions of this Agreement.
(f)
An Indemnitee shall not be denied indemnification in whole or in part under this Section 9 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies.

(g)
The Fund will use commercially reasonable efforts to obtain the funds needed to satisfy the Fund’s indemnification obligations under this Section 9 from insurance proceeds received under applicable insurance policies before causing the Fund to pay such amounts from Fund Assets. In the event that Fund is able to obtain insurance proceeds under any insurance policies in relation to any prior claims for indemnification under this Agreement and after the Fund has made payments under this Section 9 utilizing other sources of funds to satisfy its obligations under such claims, such insurance proceeds shall be used to reimburse the Fund for such payments.
(h)
“Losses” of an Adviser Party means any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, amounts paid in settlement and other amounts actually and reasonably paid or incurred by such Person in connection with any and all claims, demands, actions, suits, proceedings (including arbitration and mediation proceedings and actions by or in the right of the Fund) or investigations, civil, criminal, administrative or investigative, that relate, directly or indirectly, to acts or omissions (or alleged acts or omissions) of such Person in connection with the formation, business or operations of the Fund or of any related Subsidiary and in which such Person may be involved, or is threatened to be involved, as a party, witness or otherwise, whether or not the same shall proceed to judgment or be settled or otherwise be brought to a conclusion.
(i)
Notwithstanding anything in this Section 9 to the contrary, nothing contained herein shall be construed so as to provide for the exculpation of an Adviser Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 9 to the fullest extent permitted by law. In addition, following the BDC Conversion, nothing contained herein shall protect or be deemed to protect an Adviser Party against or entitle or be deemed to entitle an Adviser Party to indemnification in respect of any liability to the Fund or its security holders to which the Adviser Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder to the extent the Fund elects to be regulated as a BDC under the Investment Company Act). The provisions set forth in this Section 9 shall not be construed to limit or exclude any other right to which an Adviser Party may be lawfully entitled and shall survive the termination of this Agreement.
10.
Use of Name.

The Fund acknowledges that it has adopted its name through the permission of the Adviser. The Adviser hereby consents to the non-exclusive use by the Fund of the name “CIFC” and derivatives thereof only so long as the Adviser serves as the investment adviser of the Fund. The Fund agrees that it will indemnify and hold harmless the Adviser and its Affiliates from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, attorneys’ fees and disbursements, which may arise out of the Fund’s use or misuse of the name “CIFC” or derivatives thereof (other than any losses from the Fund’s use or misuse of the name resulting from the gross negligence, willful misconduct, fraud or bad faith of the Adviser or any other Adviser Party) or out of any breach of, or failure to comply with, this Section 10. The provisions set forth in this Section 10 shall survive the termination of this Agreement.

11.
Effectiveness, Duration and Termination of Agreement.
(a)
This Agreement shall become effective as of the first date above written.
(b)
Prior to the BDC Conversion, this Agreement shall remain in effect indefinitely, except

(i)
if terminated by the mutual agreement of the parties hereto;
(ii)
upon termination of the Fund under the Fund Agreement; or
(iii)
upon the early termination of this Agreement in connection with the resignation of the Adviser pursuant to Section 6.6.1 (Resignation) of the Fund Agreement and the replacement thereof pursuant to Section 6.6.3 (Appointment of Replacement Adviser) of the Fund Agreement.
(c)
Following the BDC Conversion:
(i)
This Agreement shall continue in effect for two years from the date of the Fund’s election to be regulated as a BDC under the Investment Company Act, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Fund’s Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act) and (B) the vote of a majority of the Fund’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act; and
(ii)
The Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice, by the vote of a majority of the outstanding voting securities of the Fund, or by the vote of the Fund’s Board of Trustees or by the Adviser.
(d)
The parties agree that the Adviser may assign or delegate all or a portion of its rights and/or obligations in its sole discretion, regardless of potential conflicts that may exist in connection with such assignment or delegation to the extent permitted by law. Following the BDC Conversion, this Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).
(e)
Prior to the BDC Conversion:
(i)
Except as otherwise provided in this Section 11, the Adviser may not assign its rights or responsibilities under this Agreement pursuant to an “assignment” within the meaning of Section 202(a)(1) of the Advisers Act without the consent of the other parties hereto, which consent may be granted in a manner consistent with SEC staff interpretations of Section 205(a)(2) of the Advisers Act as the Adviser and the General Partner determine, which may include negative consent. Consent by the Fund shall be deemed given if a Majority-in-Interest of Limited Partners (calculated without regard to the Percentage Interests held by Affiliated Limited Partners) consent in such form as the General Partner determines, which may include negative consent.
(ii)
The Adviser may without obtaining the consent of any Person, so long as such assignment or delegation does not constitute an “assignment” for purposes of Section 205(a)(2) of the Advisers Act, (1) assign any of its rights or obligations under this Agreement to an Affiliate; provided that such Affiliate (i) has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Adviser pursuant to this Agreement, and (ii) has the legal right and capacity to act as Adviser under this Agreement, or (2) enter into (or have its parent enter into) any consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all of its assets to, another entity; provided that, at the time of such consolidation, merger, amalgamation or transfer the resulting, surviving or transferee entity assumes all the obligations of the Adviser under this Agreement generally and the other entity is a continuation of the Adviser in another corporate or similar form. Upon the execution and delivery of any such assignment by the assignee, the Adviser will be released from further obligations pursuant to this Agreement except in respect of acts or omissions occurring prior to such assignment.
(iii)
This Agreement shall not be assigned by the Fund or by the General Partner without the prior written consent of the Adviser.
(f)
The provisions of Sections 3, 9, 10, 11 and 16 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Sections 3 and 4 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Adviser and each Adviser Party as and to the extent applicable.
12.
Notices.

Any notice under this Agreement shall be given in writing, and shall be sufficiently given if personally delivered, sent by postage prepaid, registered or certified mail, or by electronic mail, to the other party at its principal office or an appropriate electronic mail address.

13.
Non-Disclosure.

Nothing in this Agreement nor any Fund Document shall require the Adviser to disclose any information that it or any of its Affiliates is prohibited from disclosing as a result of confidentiality restrictions imposed on it by contract or by applicable law.

14.
Form ADV Delivery.

The Fund acknowledges receipt of Part 2A of the Adviser’s Form ADV prior to entering into this Agreement.

15.
Amendments.

Prior to the BDC Conversion, this Agreement may be amended by consent of the General Partner and the Adviser. Following the BDC Conversion, this Agreement may be amended by the mutual consent of the parties hereto; provided that the approval of the Fund’s independent trustees and the majority of the outstanding voting securities of the Fund must be obtained in conformity with the requirements of the Investment Company Act, if applicable.

16.
Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York. Following the BDC Conversion, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of New York or (to the extent subject matter jurisdiction exists therefor) of the United States for the Southern District of New York.

17.
Severability.

If it is determined by a tribunal of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

18.
Counterparts.

This Agreement may be executed, through the use of separate signature pages or supplemental agreements in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart.

19.
No Third-Party Rights.

This Agreement is intended solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement (including the Section 9 indemnification provisions), is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

CIFC DIRECT LENDING EVERGREEN FUND LP

By:	CIFC Direct Lending Evergreen Fund GP LLC, its general partner

By:	/s/ Asha Richards

Name: Asha Richards
Title: Authorized Signatory

CIFC PRIVATE CREDIT MANAGEMENT LLC

By:	/s/ Asha Richards

Name: Asha Richards
Title: Authorized Signatory